Genmab Delivering Genmab's Next Decade of Sustainable Growth Genmab to Acquire Merus (c) Genmab 2025

Forward Looking Statement This Company Announcement contains forward looking statements. The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward looking statements. Statements in this Company Announcement that are forward looking may include, but are not limited to, statements regarding the benefits of the proposed transaction; the development plan, regulatory approval, data release timing, commercial launch timing and revenue potential of petosemtamab; the expected timing of the closing of the proposed transaction; and Genmab's expectations regarding financing the proposed transaction, de-levering and timing of new drug launches. Actual results or performance may differ materially from any future results or performance expressed or implied by such statements. The important factors that could cause our actual results or performance to differ materially include, among others, the occurrence of any event, change or other circumstance that could give rise to the right of Genmab or Merus or both of them to terminate the transaction agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the transaction agreement; the failure to obtain applicable regulatory approvals or clearances or Merus shareholder approval in a timely manner or otherwise; the risk that the proposed transaction may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the proposed transaction not being satisfied or waived; the risk that there may be unexpected costs, charges or expenses resulting from the proposed transaction; risks related to the ability of Genmab to successfully integrate Merus' business with Genmab's existing businesses and achieve the expected benefits of the proposed transaction within the expected timeframes or at all and the possibility that such integration may be more difficult, time consuming or costly than expected; risks that the proposed transaction disrupts Genmab's or Merus' current plans and operations; risks related to disruption of each company's management's time and attention from ongoing business operations due to the proposed transaction; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Genmab's and/or Merus' securities or operating results; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Genmab and Merus to retain and hire key personnel, and to maintain relationships with their respective business partners and on their respective operating results and businesses generally; risks typically associated with conducting clinical trials, including the risk that additional clinical trials testing Merus' products may not be successful; the risk that Merus' products may not be approved on expected timelines or at all; the risk of litigation that could be instituted against Genmab or its directors, managers or officers and/or regulatory actions related to the proposed transaction, including the effects of any outcomes related thereto; risks related to unpredictable and severe or catastrophic events, including but not limited to acts of terrorism, war or hostilities, cyber-attacks, or the impact of any pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on Genmab's and/or Merus' business, financial condition and results of operations, as well the response thereto by each company's management; and other business effects, including the effects of industry, market, economic, political or regulatory conditions. Also, actual results or performance of Genmab and Merus may differ materially from any future results or performance expressed or implied by such statements for a number of additional reasons as described in Genmab's and Merus' respective filings with the Securities and Exchange Commission (the "SEC"), including those included in Genmab's most recent Annual Report on Form 20-F, which is available at www.genmab.com and www.sec.gov and those included in Merus' most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which is available at https://merus.nl/ and www.sec.gov. Neither Genmab nor Merus undertakes any obligation to update or revise forward looking statements in this Company Announcement nor to confirm such statements to reflect subsequent events or circumstances after the date made or in relation to actual results, unless required by law. Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 2

Additional Information The tender offer for the common shares ("Common Shares") of Merus referenced in this announcement has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Common Shares or any other securities, nor is it a substitute for the tender offer materials that Genmab and Purchaser will file or cause to be filed with the SEC upon the commencement of the tender offer. This communication may be deemed to be solicitation material in respect of the EGM Proposals (defined below). At the time the tender offer is commenced, Genmab and a wholly owned subsidiary of Genmab ("Purchaser") will file or cause to be filed with the SEC a tender offer statement on Schedule TO (the "Tender Offer Statement"), and Merus will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 (the "Solicitation/Recommendation Statement"), in each case, with respect to the tender offer. Merus also intends to file with the SEC a proxy statement on Schedule 14A in connection with an extraordinary general meeting of Merus' shareholders, at which Merus' shareholders will vote on certain proposed resolutions (the "EGM Proposals") in connection with the transactions referenced herein, and will mail the definitive proxy statement and a proxy card to each shareholder of Merus entitled to vote at the extraordinary general meeting. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT AND THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF MERUS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF COMMON SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER OR MAKING ANY VOTING DECISION. The tender offer for Common Shares will be made only pursuant to the Offer to Purchase, the Letter of Transmittal and related documents filed as a part of the Tender Offer Statement. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents), as well as the Solicitation/Recommendation Statement, will be made available to all holders of Common Shares at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC's website at www.sec.gov. Copies of the documents filed by Genmab or Purchaser with the SEC will also be available free of charge on Genmab's website at https://www.genmab.com/investor-relations or by contacting Genmab's investor relations department at ir@genmab.com. Copies of the documents filed by Merus with the SEC will also be available free of charge on Merus' website at https://ir.merus.nl/ or by contacting Merus' investor relations department at s.spear@merus.nl. In addition, shareholders of Merus may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement. Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 3

Merus: Delivering Genmab's Next Decade of Sustainable Growth Strategic Fit Aligned with Genmab's 2030 Vision Executes Genmab's capital allocation priorities Clear path to market in multiple indications; first launch planned for 2027* Breakthrough Therapy Asset Petosemtamab in HNSCC: two ongoing Phase 3 studies with near-term readouts 2 FDA BTDs in 1L & 2L+ r/m HNSCC Plan to unlock petosemtamab's full potential r/m HNSCC = recurrent/metastatic head and neck squamous cell carcinoma; BTD = Breakthrough Therapy Designation Profitable Growth High confidence in multi-billion-dollar annual peak sales potential* Advances shift to wholly owned model Positions Genmab for sustainable long-term growth *Subject to results/regulatory approvals Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 4

Late-stage Pipeline of Attractive Growth Opportunities

Peak Annual Sales Potential

>$3Bn	>$2Bn	>$1Bn	Multi-$Bn
Epkinly® *(Lymphoma)*	**Rina-S®** *(Gyn-Onc)*	**Acasunlimab** *(NSCLC)*	**Petosemtamab** *(HNSCC)*

Epkinly® *(Lymphoma)* — >$3Bn

FDA Breakthrough Therapy Designations
- 2L FL PDUFA date: 30 Nov 2025
- 1L & 2L+ DLBCL Ph. 3 read-outs expected before YE26

Rina-S® *(Gyn-Onc)* — >$2Bn

FDA Breakthrough Therapy Designation
- 2L+ PROC Ph. 2 read-out expected in 2026
- First launch expected in 2027

Acasunlimab *(NSCLC)* — >$1Bn

- Ph. 2 data in 2L+ NSCLC, expected YE25

Petosemtamab *(HNSCC)* — Multi-$Bn

FDA Breakthrough Therapy Designations
- Topline read-out of one or both 1L & 2/3L r/m HNSCC Ph. 3s expected in 2026

Wholly-owned assets addressing Solid Tumors

Four late-stage assets with five combined BTDs; at least three potential 2027 launches

Epkinly, co-development Genmab and AbbVie; DLBCL = diffuse large B-cell lymphoma; PROC = platinum resistant ovarian cancer; NSCLC = non-small cell lung cancer

Genmab

The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions.

© Genmab 2025

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Petosemtamab: Late-stage HNSCC Asset with Two BTDs Potential First- and Best-in-Class EGFR x LGR5 Bispecific Antibody FDA granted BTD for both 1L and 2L+ r/m HNSCC indications Potential for Accelerated Approval in the US, both 1L and 2/3L r/m HNSCC Two Phase 3 trials ongoing in 1L and 2/3L r/m HNSCC, potential topline interim readout of one or both in 2026 Expansion opportunity in locally advanced HNSCC 1 2 3 4 1 Induces EGFR internalization and degradation in tumor cells via LGR5-mediated uptake. Binding both LGR5 and EGFR is required. 2 Recognizes and binds LGR5+ stem cells, without interfering with R-spondin (ligand) binding and signaling, thereby avoiding effects on normal LGR5+ stem cells. 3 Low-fucose IgG1 Fc leads to potent ADCC activity. 4 Binds EGFR with high affinity and blocks EGFR-dependent growth by inhibiting signaling. Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 6

HNSCC: Opportunity to Address Significant Medical Need HNSCC Opportunity H&N accounts for ~4% of all cancers in the U.S.; and squamous cell carcinomas represent 85% of H&N Treatment guided by CPS or PD-L1 expression, options limited to cetuximab, anti-PD1, chemotherapy HNSCC Opportunities Key Clinical Trials Second Line + 25K LiGeR HN2 Bispecific antibody that targets EGFR & LGR5 First Line 41K LiGeR HN1 Bispecific antibody that targets EGFR & LGR5 Locally Advanced 70K Genmab to commence trial in 2026 H&N = head and neck cancer Number of Patients Expansion Opportunities: 1 Potential to expand into locally advanced, resectable and unresectable HNSCC 2 Phase 1/2 ongoing in mCRC Sources: Cancer.net, Genmab internal analysis Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 7

Meaningful Benefit Demonstrated in Both 1L and 2L+ HNSCC 2L+ HNSCC Received Breakthrough Therapy Designation from FDA in May 2024 Petosemtamab monotherapy Chemotherapy or cetuximab ORR 36% 6-19% mPFS 4.9 months 2-3.7 months mOS 11.4 months 5-8.9 months 1L HNSCC Received Breakthrough Therapy Designation from FDA in Feb 2025 Petosemtamab + pembrolizumab Pembrolizumab monotherapy ORR 63% 19% mPFS 9.0 months 3.2 months mOS Not reached 12.3 months 12-month landmark OS 79% 51% OS rate at 12 months - 79% Survival Probability 0.0 0.1 0.2 0.3 0.4 0.5 0.6 0.7 0.8 0.9 1.0 Months 0 2 4 6 8 10 12 14 16 18 20 22 24 93% 79% Overall survival (n=43) Median OS 13/43 patients died, 30/43 censored Number of patients at risk 43 42 41 40 37 35 34 22 15 5 2 1 0 Notes: Comparing Petosemtamab monotherapy reported at ESMO Asia 2024, "Petosemtamab (MCLA-158) Monotherapy in previously Treated (2L+) Recurrent/Metastatic (r/m) Head and Neck Squamous Cell Carcinoma (HNSCC): Phase 2 Trial" Le Tourneau et al vs Cohen et al. Lancet (2018); (KN-040); Ferris et al. NEJM (2016) CM-141; Ferris et al. (2020) EAGLE; ESMO 2023 Interlink-1 (Ph.3); 1L PD-L1+ Data from Burtness et al. Lancet 2019) ; **Comparing Petosemtamab in combination reported at ASCO 2025, "Petosemtamab (MCLA-158) with pembrolizumab as first-line (1L) treatment of PD-L1+ recurrent/metastatic (r/m) head and neck squamous cell carcinoma (HNSCC): Phase 2 trial," van Herpen et al vs. Keynote 048. Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 8

Manageable Safety Profile 2L+ HNSCC Petosemtamab 1500 mg Q2W in HNSCC was well tolerated with a manageable safety profile IRRs were generally only seen on first cycle; IRR mitigation strategy in place AEs Irrespective of Causality (>20% of Patients) Preferred Term 1500 mg Q2W N=82 All Grades, n (%) Grade (greater or equal)3, n (%) At least one TEAE 82 (100) 48 (59) Dermatitis Acneiform 34 (41) 3 (4) Blood Magnesium Decreased 32 (39) 7 (9) Rash 24 (29) 0 Fatigue 22 (27) 1 (1) Nausea 21 (26) 0 Hypotension 20 (24) 4 (5) Pruritus 20 (24) 1 (1) Notes: Petosemtamab monotherapy reported at ESMO Asia 2024, "Petosemtamab (MCLA-158) Monotherapy In previously Treated (2L+) Recurrent/Metastatic (r/m) Head and Neck Squamous Cell Carcinoma (HNSCC): Phase 2 Trial" Le Tourneau et al; Petosemtamab in combination reported at ASCO 2025, "Petosemtamab (MCLA-158) with pembrolizumab as first-line (1L) treatment of PD-L1+ recurrent/metastatic (r/m) head and neck squamous cell carcinoma (HNSCC): Phase 2 trial," van Herpen et al 1L HNSCC Safety TEAEs were reported in 45 patients; most were G1 or G2 G(greater or equal)3 TEAEs occurred in 27 patients (60%), including 20 (44%) who experienced treatment-related TEAEs No individual G(greater or equal)3 TEAE occurred in >7% of patients No G5 treatment-related TEAEs were reported IRRsa occurred in 38% or patients, with 7% G3; no G4 or 5; mainly occurred during first infusion and were resolved IRRs were managed with premedication and prolonged infusion No significant overlapping toxicities were observed TEAEs Irrespective of Causality ((greater or equal)20% of Patients), n (%) Preferred Term All Grades Grades 3-5 At least 1 TEAEb 45 (100) 27 (60) Asthenia 23 (51) 3 (7) Acneiform Dermatitis 22 (49) 3 (7) Rash 20 (44) 0 Blood Mg Decreased 18 (40) 3 (7) Skin Fissures 18 (40) 1 (2) Constipation 16 (36) 0 Nausea 16 (36) 1 (2) Folliculitis 15 (33) 1 (2) Dry Skin 14 (31) 1 (2) Paronychia 14 (31) 1 (2) Diarrhea 13 (29) 3 (7) Pruritus 13 (29) 0 Stomatitis 13 (29) 2 (4) Hypotension 10 (22) 2 (4) Cough 9 (20) 0 Tumor Pain 9 (20) 2 (4) aIRR is a composite term for one or multiple signs/symptoms during the 24-hour period after initiating the petosemtamab infusion, judged by investigators as an IRR; bMost Common TEAEs, irrespective of causality, are defined as adverse events with onset date on or after date of first administration of study drug and (less than or equal)30 days post-treatment. IRR: infusion-related reaction; Mg: magnesium; TEAE: treatment-emergent adverse event. Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 9

A Compelling Transaction Creating significant long-term value Genmab on course to achieve sustained growth and profitability into the next decade Deal Terms Offer price of $97 per share in cash, reflecting ~$8,000 million transaction value Expect to fund acquisition with a mix of cash on balance sheet and $5,500 million of new non-convertible debt, expect to achieve a strong non-investment grade rating Subject to the satisfaction of customary conditions for similar transactions, the tender offer for 100% of Merus' common shares is expected to close by early Q1 2026 Financial Considerations Expect to maintain significant profitability in 2026 even while investing in petosemtamab and other late-stage programs; anticipate return to meaningful growth in 2027 Expected to be accretive to EBITDA by end of 2029, with sustained revenue growth into the next decade Target gross leverage :lt;3.0 x within two years post-close Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 10

Combination Accelerates Revenue Growth and Diversification Increased scale and diversification of revenue 2025e Own Products Royalties 2030e Own Products Royalties Illustrative Growing to ~5 owned medicines* DARZALEX(R) (daratumumab) Kesimpta(R) (ofatumumab) 20 mg injection TECVAYLI(R) (teclistamab-cqyv) Injection for subcutaneous use 10 mg/mL and 90 mg/mL RYBREVANT(TM) (amivantamab-vmjw) Injection for IV Use 350mg/7mL (50 mg/mL) TALVEY(R) (talquetamab-tgvs) Injection for subcutaneous use 2 mg/mL and 40 mg/mL TEPEZZA(R) teprotumumab-trbw Epkinly(R) epcoritamab subcutaneous injection 48 mg 4mg Rina-S(R) Acasunlimab Tivdak(R) tisotumab vedotin-tftv for injection 40 mg Petosemtamab *Subject to results/regulatory approvals Darzalex(R), Tecvayli(R), Rybrevant(R), Talvey(R), Development and/or discovery by J&J; Kesimpta(R), Development by Novartis; Tepezza(R), Development by Amgen; Epkinly(R), Co-development with AbbVie; Tivdak(R), Co-development with Pfizer Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 11

Track Record of Successful Execution & Capital Discipline ProfoundBio 2024: delivered as guided Closed $1.8B all-cash acquisition of ProfoundBio (May 2024) Integration on target; milestones met, including acceleration of Rina-S Peak annual sales estimate raised to $2B+ (from $1B) Profitability: operating discipline FY2024 operating profit growth of 26% vs 17% guided 2024 and 2025 productivity program across functions Prioritization of highest value programs Merus: aligned with focused capital allocation strategy Accelerates diversified revenue growth Expected to be accretive to EBITDA by end of 2029 Expect to maintain strong balance sheet with near-term deleveraging profile Building Blocks in Place to Continue Strong Track Record Through 2030s Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 12

Exceptional Opportunity for Long Term Value Creation Strategic Fit Aligned with Genmab's 2030 Vision Bolster late-stage pipeline Advances shift to wholly owned model with more value capture Leverages Genmab's expertise and track record in development & commercialization Breakthrough Therapy Asset BTD in 1L PD-L1+ and 2L+ r/m HNSCC 2 Phase 3s ongoing; topline interim readout of one or both expected in 2026 Initial launch target 2027; potential for expansion Profitable Growth Diversifying and accelerating profitable revenue growth Expected to be accretive to EBITDA by end of 2029 Targeting gross leverage <3.0 x within two years post-acquisition close Genmab The Merus transaction is pending and remains subject to the satisfaction of customary closing conditions for similar transactions. (c) Genmab 2025 13

Q&A Genmab (c) Genmab 2025